GENERAL MEMORANDUM OF UNDERSTANDING (GMU)

Whereas, the Potomac Electric Power Company (the "Company") and Local 1900 of the International Brotherhood of Electrical Workers (the "Union") by mutual agreement conducted early negotiations to extend the 1993 Collective Bargaining Agreement;

Whereas, the Company and Union have agreed to a successor Collective Bargaining Agreement (hereinafter referred to as the "1995 Collective Bargaining Agreement"), whose terms are set forth below; and,

Whereas, the Company and Union have agreed that the 1995 Collective Bargaining Agreement shall be effective upon ratification except as provided elsewhere in the Agreement;

It is, therefore, further agreed and understood between the Company and Union that:

      I. The 1995 Collective Bargaining Agreement shall extend the 1993 Collective Bargaining Agreement (except to the extent modified herein) for two
(2) years (until 6/1/98) or until the merger between the Company and BGE is effective -- whichever occurs first. The merger shall be deemed effective at such time as the Articles of Merger are filed with the required state and District of Columbia authorities. The surviving corporation will be named "Constellation Energy Corporation."

      II. On January 5, 1996, each employee who is a member of the bargaining unit on December 23, 1995, shall be paid a lump sum payment equal to 2% of that employee's bargaining unit earnings for productive and non-productive hours during 1995, less applicable taxes. On June 7, 1996, each employee who is a member of the bargaining unit on June 1, 1996 shall be paid a lump sum payment equal to 1% of that employee's bargaining unit earnings for productive and non-productive hours during 1995, less applicable taxes.

      III. On June 6, 1997, or the last day prior to the effective date of the merger between the Company and BGE -- whichever occurs first -- each employee who is a member of the bargaining unit on that date or as soon as practicable thereafter shall be paid a lump sum payment equal to 3% of that employee's bargaining unit earnings for productive and non-productive hours during 1996, less applicable taxes.

      IV. In addition to the days set forth in Section 11.01 of the 1993 Collective Bargaining Agreement, the following days will be observed as uniform and fixed holidays during the 1995 Collective Bargaining Agreement:

            Inauguration Day 1997
            December 24, 1996
            December 26, 1997

      V.  Severance Terms

      The Company and Union have agreed that the Union will accept a Severance Program (hereinafter, the "Program") that is similar to the one offered by the

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Company to Non-Bargaining Unit, Non-Exempt Employees and most Exempt Employees in functional areas where there are planned reductions as a result of the merger. Employees who involuntarily lose employment due to the merger are eligible to participate in the Program, providing they remain employed until they are no longer needed. Specific eligibility requirements will be determined by the Company. The Program shall, at a minimum, contain the following:

            A. Severance Benefit for Eligible Employees: Two (2) weeks of pay for every complete year of service, based on the Basic Wage Rate in effect when the employee loses employment. The minimum severance payment will be 8 weeks of pay. A partial year of service will be credited in the severance calculation as 1/2 year if the employee has at least 6 months of service at the time of separation. For example, if an employee has 5 years and 7 months of service, he/she would get 11 weeks of severance, but if the employee had 5 years and 5 months, he/she would get 10 weeks of severance. The severance payment will be paid as a lump sum to employees who participate in the Severance Program as soon as practicable after they lose employment.

            B. Employees who participate in the Program will have company-subsidized health and dental coverage, 2 weeks for each complete year of service with a minimum of 8 weeks. Employees participating in the Severance Program will pay whatever contributions then-covered employees normally pay for such coverage. Failure to make timely contributions will cause subsidized coverage to permanently lapse. After company-subsidized benefits expire, the employee may then elect COBRA coverage.

            C. Employees who participate in the Severance Program will receive a pro rata share of any earned Gainsharing awards under the Company's Gainsharing Program.

            D. Outplacement Services (as defined by the Company) will be made available to employees who participate in the Severance Program.

            E. To receive severance benefits, employees must execute releases prepared by the Company that waives and releases the Company and Constellation Energy Corporation from any claim, lawsuit, or cause of action related to the employee's employment with the Company, including his/her failure to obtain a position in Constellation Energy Corporation.

            F. Employees who participate in the Severance Program will not be required to reimburse the Company for educational assistance provided under the Company's Tuition Aid Program.

            G.    Should the Company improve the benefits referenced in A., B.


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or C. above in the Program offered to Non-Bargaining Unit, Non-Exempt
Employees and most Exempt Employees who are eligible for the Severance Program, it will provide similar improvements to Bargaining Unit employees eligible for the Severance Program.

            H. Nothing contained herein prevents the establishment of further rules and parameters regarding the Program without further consultation or negotiation with the Union so long as they are not inconsistent with the above and so long as the Program offered to bargaining unit employees is similar to the one offered to Non-Bargaining Unit, Non-Exempt Employees and most Exempt Employees who are eligible for the Severance Program.

      VI. In view of the announced merger of the Company and BGE, the Company agrees that it will negotiate with the Union, upon the Union's request, regarding the effects of the merger on the Company's bargaining-unit employees. The parties have already negotiated the Severance Terms, as reflected in Section V. immediately above. The parties recognize that there are other matters appropriate for effects bargaining, including, for example, treatment of "Carryover Bank Days," "Comp Time" hours, and floating holidays that are unused as of the effective date of the merger. The Union will be preparing a list of all items about which it wishes to negotiate. The Company and Union will bargain about all properly-raised issues as early as mutually convenient and appropriate, recognizing that some issues may not be able to be addressed in the near future.

IN WITNESS WHEREOF, on this 8th day of December 1995, the parties have caused their appropriate and duly authorized representatives to sign this General Memorandum of Understanding, signifying thereby their agreement hereon.

      For the Union                 For the Company



      _______________               ____________________
      James L. Hunter               Anthony S. Macerollo
      President - Financial         Group Vice-President
      Secretary - Bus. Mgr          Corp. Admin. & Srvs

                                    ____________________
                                    Barbara C. Alexander
                                    Manager, Human Resources

                                    ____________________
                                    William J. Wolverton
                                    Mgr, Ind. Rel. & Emp. Bens.



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                                    December 22, 1995


Mr. William J. Wolverton
Manager, Industrial Relations
Potomac Electric Power Company
1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

                                RE:  Contract Ratification Notification

Dear Mr. Wolverton:

This is to advise the Company that on Friday, December 15, 1995 the members of Local 1900, I.B.E.W. voted, by a large majority, to accept the offer to extend the current collective bargaining agreement between the parties.

                                Sincerely,





                                /s/ John A. Coleman
                                John A. Coleman,
                                Vice President/Business Representative
                                Local 1900, I.B.E.W.